EXHIBIT 3.1

THE COMPANIES ACT
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
EXTRACT OF MINUTES OF THE ANNUAL GENERAL MEETING HELD BY WAY OF VIRTUAL MEETING ON 28 MAY 2025 AT 09:00AM (EASTERN STANDARD TIME) AND OF WRITTEN RESOLUTIONS DATED 26 JUNE 2025
OF
FGI INDUSTRIES LTD.
(the "Company")

TAKE NOTICE that by Ordinary Resolution passed at the Annual General Meeting held on 28 May 2025 and effective upon the determination by the board of directors of the Company, the following resolution was passed:
“RESOLVED, BY ORDINARY RESOLUTION, that
1.conditional upon the approval of the Company’s board of directors, or any duly constituted committee thereof (the "Board") in its sole discretion, with effect as of the date the Board may determine but not later than September 1, 2025 unless The Nasdaq Stock Market LLC extends the amount of time available to the Company to regain compliance with their minimum bid price requirement beyond such date:
a.the ordinary shares of the Company (collectively, the "Ordinary Shares") shall be the subject of one or more reverse share splits by consolidating any whole number of Ordinary Shares that is not less than 2 Ordinary Shares and not more than 15 Ordinary Shares into 1 Ordinary Share, with such ratio to be determined by the Board in its sole discretion and with such consolidated Ordinary Shares having the same rights and being subject to the same restrictions (save as to par value) as the existing Ordinary Shares in the capital of the Company as set out in the amended and restated memorandum and articles of association;
b.no fractional Ordinary Shares be created in connection with the Reverse Share Split and, in lieu of fractional shares created in connection with the Reverse Share Split, the shareholders entitled to fractional shares will receive a cash payment resulting from the sale of all aggregated fractional sales by the transfer agent, in an amount equal to their respective pro rata shares of the total proceeds;
c.any one director or officer of the Company be and is hereby authorized, for and on behalf of the Company, to do all such other acts or things necessary or desirable to implement, carry out, and give effect to the Reverse Share Split, if and when deemed advisable by the Board in its sole discretion.”
TAKE NOTICE that all of the directors of the Company entered into a written resolution dated 26 June 2025, resolving:

“NOW THEREFORE, BE IT RESOLVED, that the Board hereby authorizes and directs the officers of the Company (collectively, the “Authorized Officers”) to implement the Reverse Stock Split based on a Final Ratio of 1-for-5 and to cause the Extract to be filed with the Registrar of Companies;
FURTHER RESOLVED, that effective as of 12:01 a.m. Eastern Time on July 31, 2025, or at such other date and time as the Authorized Officers may determine (the “Split Effective Time”), and without further action on the part of the Board, the Company or any shareholder, each five (5) issued and unissued ordinary shares prior to the Split Effective Time shall automatically be combined, consolidated and converted into one (1) new ordinary share, subject to the treatment of fractional share interests as described below, and all issued shares shall be deemed validly issued, fully paid and non-assessable;
FURTHER RESOLVED, that the result of such Reverse Stock Split is that the authorized share capital of the Company be amended FROM US$21,000 divided into (i) 200,000,000 Ordinary Shares of par value of US$0.0001 each, and (ii) 10,000,000 Preference Shares of par value of US$0.0001 each TO US$21,000 divided into (i) 40,000,000 Ordinary Shares of par value of US$0.0005 each, and (ii) 10,000,000 Preference Shares of par value of US$0.0001 each.
We, the undersigned, being the registered office provider of the Company hereby certify that the above extracts from the Annual General Meeting and the written resolutions of all the directors of the Company represent a true and correct copy of the resolutions passed.

/s/ Richard Thorp
Authorised signatory, for and on behalf of
International Corporation Services Ltd.